IVY FUND

                   BUSINESS MANAGEMENT AND INVESTMENT ADVISORY
                              AGREEMENT SUPPLEMENT

                                  Ivy Bond Fund
                                 Ivy Global Fund
                 Ivy Short-Term U.S. Government Securities Fund


         AGREEMENT made as of the 31st day of December, 1994, by and between Ivy Fund (the "Fund") and Ivy Management Inc. (the "Manager").

         WHEREAS, the Fund is an open-end investment company, organized as a Massachusetts business trust, and consists of such separate investment portfolios as have been or may be established and designated by the Trustees of the Fund from time to time;

         WHEREAS, a separate class of shares of the Fund is offered to investors with respect to each investment portfolio;

         WHEREAS, the Fund has adopted a Master Business Management and Investment Advisory Agreement ("Master Agreement") dated December 31, 1991, pursuant to which the Fund has appointed the Manager to provide the business management and investment advisory services specified in that Master Agreement; and

         WHEREAS, Ivy Bond Fund, Ivy Global Fund and Ivy Short-Term U.S. Government Securities Fund (the "Portfolios") are separate investment portfolios of the Fund.

         NOW, THEREFORE, the Trustees of the Fund hereby take the following actions, subject to the conditions set forth:

         1. As provided for in the Master Agreement, the Fund hereby adopts the Master Agreement with respect to the Portfolios, and the Manager hereby acknowledges that the Master Agreement shall pertain to the Portfolios, the terms and conditions of such Master Agreement being hereby incorporated herein by reference.

         2. The term "Portfolios" as used in the Master Agreement shall, for purposes of this Supplement, pertain to the Portfolios.

         3. As provided in the Master Agreement and subject to further conditions as set forth therein, Ivy Bond Fund shall pay the Manager a monthly fee on the first business day of each month based upon the average daily value (as determined on each business day at the time set forth in the Prospectuses for determining net asset value per share) of its net assets during the preceding month at the annual rate of .75% of the first $500 million, .60% of the next $500 million, and .40% over $1 billion.


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         4.  As  provided  in  the  Master  Agreement  and  subject  to  further conditions as set forth therein, Ivy Global Fund shall pay the Manager a monthly fee on the first business day of each month based upon the average daily value (as determined on each business day at the time set forth in the Prospectuses for determining net asset value per share) of its net assets during the preceding month at the annual rate of 1.0% of the first $500 million, and .75% over $500 million.

         5. As provided in the Master Agreement and subject to further conditions as set forth therein, Ivy Short-Term U.S. Government Securities Fund shall pay the Manager a monthly fee on the first business day of each month based upon the average daily value (as determined on each business day at the time set forth in the Prospectuses for determining net asset value per share) of its net assets during the preceding month at the annual rate of .6%.

         6. This Supplement and the Master Agreement (together, the "Agreement") shall become effective with respect to the Portfolios as of the date specified above and unless sooner terminated as hereinafter provided, the Agreement shall remain in effect with respect to the Portfolios for a period of more than two
(2) years from such date only so long as the continuance is specifically approved at least annually (a) by the vote of a majority of the outstanding voting securities of the Portfolios (as defined in the 1940 Act) or by the Fund's entire Board of Trustees and (b) by the vote, cast in person at a meeting called for that purpose, of a majority of the Fund's Independent Trustees. This Agreement may be terminated with respect to the Portfolios at any time, without payment of any penalty, by vote of a majority of the outstanding voting securities of the Portfolios (as defined in the 1940 Act) or by vote of a majority of the Fund's entire Board of Trustees on sixty (60) days' written notice to the Manager or by the Manager on sixty (60) days' written notice to the Fund. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

                           IVY FUND,
                           on behalf of Ivy Bond Fund, Ivy Global Fund and Ivy Short-Term U.S.
                           Government Securities Fund


                           By:      /s/      MICHAEL C. LANDRY
                                    TITLE:  President



                           IVY MANAGEMENT INC.


                           By:      /s/      MICHAEL C. LANDRY
                                    TITLE:  President



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